Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 10, 2021, with respect to the consolidated financial statements of Authentic Brands LLC included in the Proxy Statement of BRC Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of BRC Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, Texas

November 10, 2021